UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Celadon Group, Inc.
(Name of Registrant as Specified In Its Charter)

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Celadon Group, Inc.
9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235

Supplemental Proxy Materials
for Annual Meeting of Stockholders
to be held on December 11, 2015

To Our Stockholders:

The Board of Directors (the “Board”) of Celadon Group, Inc. (the “Company”) is saddened to report that Mr. Stephen Russell, our founder, former Chairman and Chief Executive Officer, and current director, tendered his resignation from the Board effective December 2, 2015, due to health reasons.  Accordingly, Mr. Russell will no longer be a nominee for election to the Board at our annual meeting of stockholders to be held December 11, 2015 (the “Annual Meeting”).  Mr. Russell’s contributions to the Company over his many years of service have been invaluable and the Board sincerely wishes him well as he takes time to focus on his health.

The Board has not designated a substitute nominee for Mr. Russell and has reduced the size of the Board from 5 to 4.  The Board will therefore present 4 nominees for election at the Annual Meeting.  The Board recommends that you vote FOR each of these 4 nominees.

If you have already voted your shares by proxy, your shares will be voted as specified in your prior vote with regard to the existing nominees, unless you choose to revoke your proxy.  If you have not already voted your shares by proxy, you may still use the original proxy card that we previously distributed, and your vote with respect to nominees for director will be counted accordingly, other than votes with respect to Mr. Russell, which will be disregarded for purposes of the election of directors at the Annual Meeting.

By order of the Board of Directors

/s/	Kenneth Core
Kenneth Core
Secretary

Indianapolis, Indiana
December 3, 2015